Exhibit 99.1
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FOR IMMEDIATE RELEASE

           EURO BROKERS, FORMER TENANT OF WORLD TRADE CENTER, SECURES
             NEW OFFICES AND WILL RESUME BUSINESS STARTING TOMORROW
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             Parent Company, Maxcor Financial Group Inc., Announces
    Increase in Remaining Share Repurchase Authorization to 1 Million Shares
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         New York, NY - September 18th - Euro Brokers Inc., the inter-dealer subsidiary of Maxcor Financial Group Inc. (Nasdaq: MAXF), today announced that it had secured new office space and will begin resuming limited business operations immediately. Euro Brokers was formerly located on the 84th floor at 2 World Trade Center.

         The firm's new premises, which are temporary until a permanent location is decided upon, are located on the 16th floor of 1 New York Plaza, New York, NY 10292-2011. The space, which is furnished and equipped with phone lines already-installed, was made available to both Maxcor and Euro Brokers by Prudential Securities, the parent company of Euro Brokers' clearing firm, Wexford Clearing Services.

         Since Tuesday's attack on the World Trade Center, 60 of Euro Brokers' approximately 300 New York-based employees have been reported either as missing or lost. "Our grief over those of our colleagues and friends who are missing or lost is immeasurable, and our deepest prayers and sympathies go out to their families," said Gilbert D. Scharf, Maxcor's Chairman and President. "Resuming our business in the wake of such unimaginable personal losses is certainly not easy, but is the best way we know to rebuild our spirits, stand up against those who attacked us and honor the lives of those we lost."

         Euro Brokers further stated that it has received expressions of support from virtually its entire customer base, and while it was not currently possible to predict the time frame in which it might be able to return to prior levels of revenues or profitability, there are a number of factors it believes are highly positive:

            o Prior to the terrorist attack, Euro Brokers had a strong cash position and very little debt. Its capital adequacy to conduct its businesses remains sufficient, and its primary lender has confirmed the continued availability of its credit line.

            o The Company was well-insured, maintaining high levels of both personal property insurance and business interruption insurance, which should adequately fund the rebuilding effort.

            o The Company's critical books and records, including accounting records and trading records, were electronically backed-up off-site on Monday, September 10th, as part of a regular disaster recovery planning procedure, and are in the process of being re-transferred into a replicated environment.

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            o  The Company's screen systems, middle office system and its
               Tradesoft(R) electronic trading platform, together with their underlying software, have all been preserved and will be used in and available for rebuilding the firm's infrastructure.

            o The Company's London, Tokyo and other worldwide locations can operate largely independent of New York, and have done so over the past week.

         The Company emphasized that its historical businesses would be phased back in over a period of time. "Our employees and their families have been through an immense trauma," said Mr. Scharf, "and although our offices will be ready to begin receiving them as of this morning, we have told them to return to work at their own pace."

         The Company also reaffirmed its commitment to continue helping the families of those lost or still missing in the World Trade Center attack. Mr. Scharf announced that the Company will be setting up the Euro Brokers Relief Fund to provide these families with financial assistance in the difficult months and years ahead. The Company will initially establish the fund with its own significant contribution, but will also solicit contributions from customers, employees and all other persons wishing to help. Details of how to make a contribution will be posted on Euro Brokers' web site (http://www.ebi.com/) shortly.

         Separately, the Company also announced that its Board of Directors had authorized an increase in its previously announced share repurchase program so as to authorize the repurchase of up to an additional 1,000,000 shares, on top of the 200,000 shares already repurchased by the Company under its most recent July 2001 repurchase authorization.

         Maxcor Financial Group Inc. (http://www.maxf.com/), through its various Euro Brokers entities, is a leading domestic and international inter-dealer brokerage firm. The Company employs in excess of 500 persons worldwide and maintains principal offices in New York, London, and Tokyo.

Contact:   Michelle Jordan
           949-632-7848 (cellular)
           714-435-0678 (office)

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This release contains certain "forward-looking" statements made pursuant to the
"safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Wherever possible, the Company has identified these forward-looking statements by words such as "believes," "anticipates," "expects," "intends" and similar phrases. Such forward-looking statements, which describe the Company's current beliefs concerning future business conditions and the outlook for the Company, are subject to significant uncertainties, many of which are beyond the control of the Company. Actual results or performance could differ materially from that expected by the Company. Uncertainties include factors such as market and economic conditions, the ability of the New York financial community, in general, and the Company, specifically, to recover from the World Trade Center terrorist attack, the success of technology development and deployment, the status of relationships with employees, clients, business partners and clearing firms, possible third-party litigations or other unanticipated contingencies, the actions of competitors, and government regulatory changes. Reference is made to the "Cautionary Statements" section of the Company's 2000 Annual Report on Form 10-K and to the Company's subsequent filings with the Securities and Exchange Commission for a fuller description of these and additional uncertainties. The forward-looking statements made herein are only made as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.
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